INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-1) and the use therein of our report dated May 12, 2025 relating to the audited financial statements of Conexeu Sciences, Inc. for the fiscal year ended October 31, 2024 and for the period November 2, 2022 (date of inception) through October 31, 2023, which is part of the Registration Statement.  Our report contains an explanatory paragraph regarding Conexeu Sciences, Inc.'s ability to continue as a going concern.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

November 28, 2025